                                                                      EXHIBIT 12
                      PFIZER INC. AND SUBSIDIARY COMPANIES

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


                                                               Year Ended December 31,
                                                               -----------------------
                                                    1997      1996      1995      1994     1993
                                                    ----      ----      ----      ----     ----
                                                       (millions of dollars, except ratios)
                                                        ----------------------------------
DETERMINATION OF EARNINGS:

   Income from continuing operations
       before provision for taxes on income,
       minority interests, and cumulative
       effect of accounting changes............    $3,088    $2,804    $2,299    $1,830    $835

Less:

     Minority interests........................        10         6         7         5       2

     Undistributed earnings/(losses) of
       unconsolidated subsidiaries.............         0         0         0        (1)      1
                                                   ------    ------    ------    -------   ----

Adjusted income................................     3,078     2,798     2,292     1,826     832

     Fixed charges.............................       194       206       232       158     136
                                                   ------    ------    ------    ------    ----

Total earnings as defined......................    $3,272    $3,004    $2,524    $1,984    $968
                                                   ======    ======    ======    ======    ====

FIXED CHARGES:

    Interest expense /a/.......................    $  147    $  165    $  192    $  127    $107

    Rents /b/..................................        47        41        40        31      29
                                                   ------    ------    ------    ------    ----

        Fixed charges..........................       194       206       232       158     136

Capitalized interest...........................         2         5        13        15      14
                                                   ------    ------    ------    ------    ----

    Total fixed charges........................    $  196    $  211    $  245    $  173    $150
                                                   ======    ======    ======    ======    ====

RATIO OF EARNING TO FIXED CHARGES..............      16.7      14.2      10.3      11.5     6.5
                                                     ====      ====      ====      ====    ====

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/a/ Interest expense includes amortization of debt discount and expenses.
/b/ Rents included in the computation consist of one-third of rental expense, which we believe to be a conservative estimate of an interest factor in our leases, which are not material.